EXHIBIT 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-216676) of Equus Total Return, Inc. of our report dated April 10, 2025, relating to the financial statements of Equus Energy, LLC (the “Company”), which appears in this Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Houston, Texas

April 10, 2025